Exhibit 10.2
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
FOR
STEVEN F. PIERCE
     This Amended and Restated Employment Agreement (the “Agreement”) is made effective as of the 20th day of November, 2008 (the “Effective Date”), by and between Legacy Bancorp, Inc., a Delaware corporation with its principal offices at Pittsfield, Massachusetts, (the “Company”), and its wholly-owned subsidiary, Legacy Banks, a Massachusetts-chartered stock savings bank (the “Bank”) with its principal offices at Pittsfield, Massachusetts (the Company and the Bank shall hereinafter collectively be referred to as the “Employer”), and Steven F. Pierce (“Executive”).
     WHEREAS, Executive is currently employed as the Executive Vice President of the Employer, pursuant to separate contemporaneous employment agreements entered into with the Company and the Bank on October 26, 2005 (the “Original Agreements”); and
     WHEREAS, and the Employer desires to consolidate the Original Agreements, such that the terms and conditions of the Original Agreements will be provided solely under this Agreement.
     NOW, THEREFORE, in consideration of the mutual covenants herein contained, and upon the other terms and conditions hereinafter provided, the parties hereby agree as follows:
1. POSITION AND RESPONSIBILITIES
     During the term of this Agreement Executive agrees to serve as Executive Vice President of the Employer (the “Executive Position”), and will perform all duties and will have all powers associated with such position as set forth in any job description and title provided to Executive by the Employer and as may be set forth in the Bylaws of the Company or the Bank. In addition, Executive shall be responsible for establishing the business objectives, policies and strategic plans of the Employer, in conjunction with the Boards of Directors of the Company and the Bank (“Board”). During the term of the Agreement, Executive also agrees to serve, if elected, as an officer and/or director of any subsidiary or affiliate of the Employer and in such capacity carry out such duties and responsibilities reasonably appropriate to that office.
2. TERM AND ANNUAL REVIEW
     (a) Term. The term of this Agreement will begin as of the Effective Date and will continue for twenty-four (24) full calendar months thereafter. Commencing on the first anniversary of the Effective Date (the “Anniversary Date”) and continuing on each Anniversary Date thereafter, the term of this Agreement shall extend for one year, unless the Boards (or one of the Boards) elects no earlier than sixty (60) days and no later than thirty (30) days prior to the Anniversary Date not to extend the term of this Agreement by giving written notice to the other party of non-renewal (“Non-Renewal Notice”), in which case the term of this Agreement shall be twelve (12) months following such Anniversary Date.

     (b) Annual Review. On an annual basis, the Chief Executive Officer will conduct a comprehensive performance evaluation and review of Executive’s performance, and the results thereof will be included in the minutes of the Board’s meeting.
     (c) Continued Employment Following Expiration of Term. Nothing in this Agreement shall mandate or prohibit a continuation of Executive’s employment following the expiration of the term of this Agreement, upon such terms and conditions as the Employer and Executive may mutually agree.
3. PERFORMANCE OF DUTIES
     During the period of his employment hereunder, except for reasonable periods of absence occasioned by illness, reasonable vacation periods, and reasonable leaves of absence, Executive will devote all of his business time, attention, skill and efforts to the faithful performance of his duties under this Agreement, including activities and duties directed by the Board. Notwithstanding the preceding sentence, subject to the approval of the Board, Executive may serve as a member of the board of directors of business, community and charitable organizations, provided that in each case such service shall not materially interfere with the performance of his duties under this Agreement, adversely affect the reputation of the Employer or any other affiliates of the Employer, or present any conflict of interest. Executive will present annually to the Board for its review and approval, a list of organizations in which Executive is participating or proposes to participate. Such service to and participation in outside organizations will be presumed for these purposes to be for the benefit of the Employer, and the Employer will reimburse Executive his reasonable expenses associated therewith, to the extent Executive’s expenses are not reimbursed by such organizations.
4. COMPENSATION AND REIMBURSEMENT
     (a) Base Salary. In consideration of Executive’s performance of the responsibilities and duties set forth in Section 1, the Employer will provide Executive the compensation specified in this Agreement. The Employer will pay Executive a salary of not less than $185,000 per year (“Base Salary”). Such Base Salary will be payable in accordance with the customary payroll practices of the Employer. The Company and the Bank shall apportion between them the Base Salary, based upon the services rendered by Executive to the Company and the Bank. During the period of this Agreement, Executive’s Base Salary shall be reviewed at least annually. Such review may be conducted by the compensation committee (the “Committee”) designated by the Board, and the Board may increase, but not decrease Executive’s Base Salary (except for a decrease that is not in excess of any decrease that is generally applicable to all employees of the Employer). Any increase in Base Salary will become the “Base Salary” for purposes of this Agreement.
     (b) Bonus and Incentive Compensation. Executive will be entitled to participate in any incentive compensation and bonus plans or arrangements of the Employer. Such incentive compensation will be paid in cash in accordance with the terms of such plans or arrangements, or on a discretionary basis by the Committee. Nothing paid to Executive under any such plans or arrangements will be deemed to be in lieu of other compensation to which Executive is entitled under this Agreement.

     (c) Benefit Plans. Executive will be entitled to participate in all employee benefit plans, arrangements and perquisites offered to employees and executives of the Company or the Employer. Without limiting the generality of the foregoing provisions of this Section 4(c), Executive also will be entitled to participate in any employee benefit plans including but not limited to, stock benefit plans, retirement plans, supplemental retirement plans, pension plans, profit-sharing plans, health-and-accident plans, or any other employee benefit plan or arrangement made available by the Employer in the future to its senior executives and key management employees, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements.
     (d) Health, Dental, Life and Disability Coverage. The Bank shall provide Executive with life, medical, dental and disability coverage made available by the Bank to its senior executives and key management employees, subject to and on a basis consistent with the terms, conditions and overall administration of such coverage.
     (e) Vacation and Leave. Executive will be entitled to paid vacation time each year during the term of this Agreement measured on a fiscal or calendar year basis, in accordance with the Bank’s customary practices, as well as sick leave, holidays and other paid absences in accordance with the Bank’s policies and procedures for senior executives. Any unused paid time off during an annual period will be treated in accordance with the Bank’s personnel policies as in effect from time to time.
     (f) Expense Reimbursements. The Employer will reimburse Executive for all reasonable travel, entertainment and other reasonable expenses incurred by Executive during the course of performing his obligations under this Agreement, including, without limitation, fees for memberships in such organizations as Executive and the Board mutually agree are necessary and appropriate in connection with the performance of his duties under this Agreement, upon substantiation of such expenses in accordance with applicable policies and procedures of the Employer. All reimbursement pursuant to this section shall be paid promptly by the Employer and in any event no later than March 15 of the year immediately following the year in which the expense was incurred.
5. WORKING FACILITIES
     Executive’s principal place of employment will be at the Company’s and the Bank’s principal executive offices. The Bank will provide Executive at his principal place of employment with a private office, secretarial and other support services and facilities suitable to his position with the Bank and necessary or appropriate in connection with the performance of his duties under this Agreement.
6. TERMINATION AND TERMINATION PAY
     Subject to Section 7 of this Agreement which governs the occurrence of a Change in Control, Executive’s employment under this Agreement may be terminated in the following circumstances:
     (a) Death. Executive’s employment under this Agreement will terminate upon his death during the term of this Agreement, in which event Executive’s estate or beneficiary will receive the compensation due to Executive through the last day of the calendar month in which his death occurred, and the Bank will continue to provide to Executive’s family for one (1) year after Executive’s death, medical and dental coverage substantially comparable (and on substantially the same terms and conditions) to the coverage maintained by the Bank for Executive and his family immediately prior to Executive’s death. The Executive’s family’s health care continuation rights available under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) shall commence following the termination of the coverage provided by this Section 6(a).
     (b) Retirement. This Agreement will terminate upon Executive’s “Retirement” under the retirement benefit plan or plans of the Employer in which he participates. Executive will not be entitled to the termination benefits specified in Section 6 or 7 hereof in the event of termination due to Retirement. For purposes of this Agreement, termination of Executive’s employment based on Retirement shall include termination of Executive’s employment by the Board for any reason after Executive attains the age of sixty-five (65) or in accordance with any retirement arrangement established by the Board with Executive’s consent. In the event of a Change in Control prior to Executive’s Retirement, the preceding sentence shall be inoperative.
     (c) Disability.
(i)	Termination of Executive’s employment based on “Disability” shall mean termination because of any permanent and total physical or mental impairment that restricts Executive from performing all the essential functions of normal employment. A determination as to whether Executive has suffered a Disability shall be made by the Board with objective medical input, provided, however, that any termination by the Board due to Disability shall not occur prior to the date on which Executive first becomes eligible for Disability benefits under the Bank’s long-term disability program. In the event of termination due to Disability, Executive will be entitled to disability benefits, if any, provided under a long term disability plan sponsored by the Bank, if any.

(ii)	In the event the Board determines that Executive is Disabled, Executive will no longer be obligated to perform services under this Agreement. Upon Executive’s termination due to Disability, the Bank will cause to be continue to provide to Executive, life insurance and non-taxable medical and dental coverage substantially comparable (and on substantially the same terms and conditions) to the coverage maintained by the Bank for Executive immediately prior to his termination for Disability. This coverage shall cease upon the earlier of (i) two (2) years from the date of termination, or (ii) the date Executive becomes eligible for Medicare coverage; provided further that if Executive is covered by family coverage or coverage for self and spouse, then Executive’s family or spouse shall continue to be covered for the remainder of the two (2) year period, or in the case of the spouse, until the spouse becomes eligible for Medicare coverage or obtains health care coverage elsewhere, whichever period is less. The Executive health care continuation rights available under

COBRA shall commence following the termination of the coverage provided by this Section 6(c)(ii).
     (d) Termination for Cause.
(i)	The Board may by written notice to Executive in the form and manner specified in this paragraph, immediately terminate his employment at any time for “Cause.” Executive shall have no right to receive compensation or other benefits for any period after termination for Cause, except for already vested benefits. Termination for Cause shall mean termination because of, in the good faith determination of the Board, Executive’s:
(1)	material act of dishonesty in performing Executive’s duties on behalf of the Employer or a material breach of the Company’s Code of Conduct or the Employer’s Sexual and Other Non-Harassment Policy;

(2)	willful misconduct that in the judgment of the Board will likely cause economic damage to the Employer or injury to the business reputation of the Employer;

(3)	incompetence (in determining incompetence, the acts or omissions shall be measured against standards generally prevailing in the savings institutions industry);

(4)	breach of fiduciary duty involving personal profit;

(5)	intentional failure to perform stated duties under this Agreement after written notice thereof from the Board;

(6)	willful violation of any law, rule or regulation (other than minor or routine traffic violations or similar offenses) that reflect adversely on the reputation of the Employer, any felony conviction, any violation of law involving moral turpitude, or any violation of a final cease-and-desist order; or

(7)	material breach by Executive of any provision of this Agreement.
(ii)	Notwithstanding the foregoing, prior to a Change in Control, Executive’s termination for Cause will not become effective unless the Chief Executive Officer of the Employer has delivered to Executive a copy of a notice of termination in accordance with Section 8(a) hereof. Following a Change in Control, Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to him a Notice of Termination which shall include a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the disinterested members of the Board that Executive was guilty of the conduct described above and specifying the particulars of such conduct.

     (e) Voluntary Termination by Executive. In addition to his other rights to terminate his employment under this Agreement, Executive may voluntarily terminate employment during the term of this Agreement upon at least sixty (60) days prior written notice to the Board. Upon Executive’s voluntary termination, he will receive only his compensation and vested rights and benefits to the date of his termination. Following his voluntary termination of employment under this Section 6(e), Executive will be subject to the restrictions set forth in Sections 9(a) and 9(b) of this Agreement.
     (f) Termination Without Cause or With Good Reason.
(i)	The Board may, by written notice to Executive, immediately terminate his employment at any time for a reason other than Cause (a termination “Without Cause”), and Executive may, by written notice to the Board, terminate this Agreement at any time within ninety (90) days following an event constituting “Good Reason,” as defined below (a termination “With Good Reason”); provided, however, that the Employer shall have thirty (30) days to cure the “Good Reason” condition, but the Employer may waive its right to cure. Any termination of Executive’s employment, other than Termination for Cause shall have no effect on or prejudice the vested rights of Executive under the Employer’s qualified or non-qualified retirement, pension, savings, thrift, profit-sharing or stock bonus plans, group life, health (including hospitalization, medical and major medical), dental, accident and long term disability insurance plans or other employee benefit plans or programs, or compensation plans or programs in which Executive was a participant.

(ii)	In the event of termination under this Section 6(f), the Employer shall pay Executive, or in the event of Executive’s subsequent death, Executive’s beneficiary or estate, as the case may be, as severance pay, a cash lump sum payment equal to two (2) times the sum of (i) his Base Salary and (ii) the average of the highest rate of bonus paid to Executive during three (3) of the five (5) years prior to termination, subject to applicable withholding taxes, plus (B) the value, as calculated by a recognized firm customarily performing such valuation, of any stock options which as of the date of termination have been granted to Executive, but are not exercisable by Executive and the value of restricted stock awards which have been granted to Executive, but in which Executive does not have a nonforfeitable or fully-vested interest as of the date of termination. Such payment shall be payable within thirty (30) calendar days following his termination.

(iii)	In addition, the Bank will continue to provide to Executive, life insurance coverage and non-taxable medical and dental insurance coverage substantially comparable (and on substantially the same terms and conditions) to the coverage maintained by Company or the Bank for Executive immediately prior to his termination. Such life insurance coverage and non-taxable medical and dental insurance coverage shall cease upon the earlier of (i) the date which is two (2) years from the date of termination, or (ii) with respect to each such coverage (e.g., life insurance, medical and/or dental coverage), the date on which such coverage is made available to the Executive through subsequent employment. The Executive’s health care continuation rights available under the COBRA shall commence following the termination of the coverage provided by this Section 6(f).

(iv)	“Good Reason” exists if, without Executive’s express written consent, any of the following occurs:
(1)	a failure to elect or reelect or to appoint or reappoint Executive to Executive Position;

(2)	a material change in Executive’s position to become one of lesser responsibility, importance, or scope from the position and attributes thereof described in Section 1 above;

(3)	a liquidation or dissolution of the Company or the Bank other than liquidations or dissolutions that are caused by reorganizations that do not affect the status of Executive;

(4)	a material reduction in Executive’s Base Salary or benefits required to be provided hereunder (other than a reduction authorized under Section 4(a), hereof or a reduction or elimination of Executive’s benefits under one or more benefit plans maintained by the Bank as part of a good faith, overall reduction or elimination of such plans or benefits applicable to all participants in a manner that does not discriminate against Executive (except as such discrimination may be necessary to comply with applicable law));

(5)	a relocation of Executive’s principal place of employment by more than twenty-five (25) miles from its location as of the date of this Agreement; or

(6)	a material breach of this Agreement by the Employer.
     (g) Termination and Board Membership. To the extent Executive is a member of the board of directors of the Company, the Bank or any of their affiliates on the date of termination of employment with the Employer (other than a termination due to Retirement), Executive will resign from all of the boards of directors immediately following such termination of employment with the Employer. Executive will be obligated to tender this resignation regardless of the method or manner of termination (other than termination due to Retirement), and such resignation will not be conditioned upon any event or payment.

7. CHANGE IN CONTROL
     (a) Change in Control Defined. For purposes of this Agreement, a “Change in Control” means any of the following events:
(i)	Merger: The Company merges into, or consolidates with, another corporation, or merges another corporation into the Company, and as a result less than a majority of the combined voting power of the resulting corporation immediately after the merger or consolidation is held by persons who were stockholders of the Company immediately before the merger or consolidation.

(ii)	Acquisition of Significant Share Ownership: There is filed, or required to be filed, a report on Schedule 13D or 13G another form or schedule (other than Schedule 13G) required under Sections 13(d), 13(g) or 14(d) of the Securities Exchange Act of 1934, which schedule discloses that the filing person or persons acting in concert has, or have become, the beneficial owner of 25% or more of a class of the Company’s voting securities.

(iii)	Change in Board Composition: During any period of two consecutive years, individuals who constitute the Company’s Board of Directors at the beginning of the two-year period cease for any reason to constitute at least a majority of the Company’s Board of Directors; provided, however, that for purposes of this clause, each director who is first elected by the board (or first nominated by the board for election by the stockholders) by a vote of at least two-thirds (2/3) of the directors who were directors at the beginning of the two-year period shall be deemed to have also been a director at the beginning of such period; or

(iv)	Sale of Assets: The Company sells to a third party all, or substantially all, of its assets.
     (b) Change In Control Benefits. Upon the occurrence of a Change in Control followed by the termination of Executive’s employment by the Employer Without Cause, or Executive’s termination of employment With Good Reason, the Employer shall pay Executive the following:
(i)	a lump-sum cash payment equal to the greater of: (1) the Base Salary and bonuses, in accordance with Sections 4(a) and 4(b), respectively, that would have been paid to Executive had the Change in Control not occurred, plus the value, as calculated by a recognized firm customarily performing such valuation, of any stock options which as of the date of termination have been granted to Executive, but are not exercisable by Executive and the value of restricted stock awards which have been granted to Executive, but in which Executive does not have a non-forfeitable or fully-vested interest as of the date of termination and all benefits, including health insurance, in accordance with Section 4(d) that would have been provided to Executive for the remaining term of this Agreement had the Change in Control not occurred; or (2) two (2) times Executive’s “Average Annual Compensation” (as defined herein) for the five (5) most recent taxable years that Executive has been employed by the Employer. Such payment shall be payable within thirty (30) calendar days following his termination. In determining Executive’s “Average Annual Compensation” annual compensation shall include Base Salary and other taxable income earned by Executive in connection with his employment with the Bank or Holding Company, including but not limited to amounts related to the granting, vesting or exercise of restricted stock awards and stock options, commissions, bonuses, pension and/or profit sharing plan contributions or benefits (whether or not taxable), severance payments, retirement payments, directors or committee fees and fringe benefits paid or to be paid to Executive in any such year and payment of any expense items without accountability or business purpose or that do not meet the Internal Revenue Service requirements for deductibility by the Bank.

(ii)	In addition, the Bank will cause to be continued, at no cost to Executive, life insurance coverage and non-taxable medical and dental insurance coverage substantially comparable to the coverage maintained by the Bank for Executive immediately prior to his termination; provided, however, such life insurance coverage and non-taxable medical and dental insurance coverage shall cease upon the earlier of (i) the date which is two (2) years from the date of termination, (ii) with respect to each such coverage (e.g., life insurance, medical and/or dental coverage), the date on which such coverage is made available to the Executive through subsequent employment. The Executive’s health care continuation rights available under COBRA shall commence following the termination of the coverage provided by this Section 6(c)(ii).
     (c) Survival. The provisions of this Section 7 and Sections 9 through 20, including the defined terms used in such sections, shall continue in effect until the later of the expiration of this Agreement or one year following a Change in Control.
8. NOTICE
     (a) Notice of Termination. A “notice of termination” shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon as a basis for termination of Executive’s employment.
     (b) Date of Termination. “Date of termination” shall mean (i) if Executive’s employment is terminated for Disability, thirty (30) days after a notice of termination is given (provided that he shall not have returned to the performance of his duties on a full-time basis during such thirty (30) day period), (ii) if Executive terminates employment With Good Reason, thirty (30) days after a notice of termination is given, or (iii) if Executive’s employment is terminated for any other reason, the date specified in the notice of termination.

     (c) Good Faith Resolution. If the party receiving a notice of termination desires to dispute or contest the basis or reasons for termination, the party receiving the notice of termination must notify the other party within twenty (20) days after receiving the notice of termination that such a dispute exists, and shall pursue the resolution of such dispute in good faith and with reasonable diligence pursuant to Section 17 of this Agreement. During the pendency of any such dispute (other than following a termination for Cause), the Employer shall pay Executive his full compensation in effect when the notice giving rise to the dispute was given (including, but not limited to, Base Salary) and continue him as a participant in all compensation, benefit and insurance plans in which he was participating when the notice of dispute was given, until the earlier to occur of (i) the expiration of the remaining term of this Agreement had Executive’s termination hereunder not occurred, and (ii) final resolution of the dispute in accordance with this Agreement. Amounts paid under this Section are in addition to all other amounts due under this Agreement and shall not be offset against or reduce any other amounts due under this Agreement, except in the event that Employer prevails in the dispute, in which case all amounts paid hereunder shall be offset against any other amount due under this Agreement.
9. POST-TERMINATION OBLIGATIONS/NON-COMPETE
     (a) Non-Solicitation/Non-Compete. Executive hereby covenants and agrees that, for a period of two (2) years following his termination of employment with the Employer pursuant to which Executive is receiving severance benefits under this Agreement (other than a termination of employment following a Change in Control) or for one (1) year following termination for Cause or Executive’s voluntary termination under Section 6(e) hereof, he shall not, without the written consent of the Employer, either directly or indirectly:
(i)	solicit, offer employment to, or take any other action intended (or that a reasonable person acting in like circumstances would expect) to have the effect of causing any officer or employee of the Employer, or any of its respective subsidiaries or affiliates, to terminate his employment and accept employment or become affiliated with, or provide services for compensation in any capacity whatsoever to, any business whatsoever that competes with the business of the Employer, or any of their direct or indirect subsidiaries or affiliates, that has headquarters or offices within twenty-five (25) miles of any location(s) in which the Employer has business operations or has filed an application for regulatory approval to establish an office;

(ii)	become an officer, employee, consultant, director, independent contractor, agent, joint venturer, partner or trustee of any savings bank, savings and loan association, savings and loan holding company, credit union, bank or bank holding company, insurance company or agency, any mortgage or loan broker or any other entity that competes with the business of the Employer or any of their direct or indirect subsidiaries or affiliates, that: (i) has a headquarters within twenty-five (25) miles of any location(s) in which the Employer has business operations or has filed an application for regulatory approval to establish an office or (ii) has one or more offices, but is not headquartered, within the Restricted Territory, but in the latter case, only if Executive would be employed, conduct business or have other responsibilities or duties within the Restricted Territory; or

(iii)	solicit, provide any information, advice or recommendation or take any other action intended (or that a reasonable person acting in like circumstances would expect) to have the effect of causing any customer of the Employer to terminate an existing business or commercial relationship with the Employer.
     (b) Confidentiality. Executive recognizes and acknowledges that the knowledge of the business activities, plans for business activities, and all other proprietary information of the Employer, as it may exist from time to time, are valuable, special and unique assets of the business of the Employer. Executive will not, during or after the term of his employment, disclose any knowledge of the past, present, planned or considered business activities or any other similar proprietary information of the Employer to any person, firm, corporation, or other entity for any reason or purpose whatsoever unless expressly authorized by the Board or required by law. Notwithstanding the foregoing, Executive may disclose any knowledge of banking, financial and/or economic principles, concepts or ideas which are not solely and exclusively derived from the business plans and activities of the Employer. Further, Executive may disclose information regarding the business activities of the Employer to any bank regulator having regulatory jurisdiction over the activities of the Employer pursuant to a formal regulatory request. In the event of a breach or threatened breach by Executive of the provisions of this Section, the Employer will be entitled to an injunction restraining Executive from disclosing, in whole or in part, the knowledge of the past, present, planned or considered business activities of the Employer or any other similar proprietary information, or from rendering any services to any person, firm, corporation, or other entity to whom such knowledge, in whole or in part, has been disclosed or is threatened to be disclosed. Nothing herein will be construed as prohibiting the Employer from pursuing any other remedies available to the Employer for such breach or threatened breach, including the recovery of damages from Executive.
     (c) Information/Cooperation. Executive shall, upon reasonable notice, furnish such information and assistance to the Employer as may be reasonably required by the Employer, in connection with any litigation in which it or any of its subsidiaries or affiliates is, or may become, a party; provided, however, that Executive shall not be required to provide information or assistance with respect to any litigation between Executive and the Employer or any other subsidiaries or affiliates.
     (d) Reliance. All payments and benefits to Executive under this Agreement shall be subject to Executive’s compliance with this Section 9, to the extent applicable. The parties hereto, recognizing that irreparable injury will result to the Employer, its business and property in the event of Executive’s breach of this Section 9, agree that, in the event of any such breach by Executive, the Employer will be entitled, in addition to any other remedies and damages available, to an injunction to restrain the violation hereof by Executive and all persons acting for or with Executive. Executive represents and admits that Executive’s experience and capabilities are such that Executive can obtain employment in a business engaged in other lines of business than the Employer, and that the enforcement of a remedy by way of injunction will not prevent

Executive from earning a livelihood. Nothing herein will be construed as prohibiting the Employer from pursuing any other remedies available to them for such breach or threatened breach, including the recovery of damages from Executive.
10. SOURCE OF PAYMENTS/RELEASE
     (a) All payments provided in this Agreement shall be timely paid in cash or check from the general funds of the Company or the Bank, as appropriate.
     (b) Notwithstanding any provision herein to the contrary, to the extent that payments and benefits required by this Agreement are paid or received by Executive from the Company, such compensation and benefits paid by the Company will be subtracted from any amount due simultaneously to Executive from the Bank under this Agreement. There is not intended to be a duplication of payments and benefits under this Agreement. Payments required to be made to Executive pursuant to this Agreement shall be allocated in proportion to the level of activity and the time expended on such activities by Executive as determined by the Company and the Bank.
     (c) Notwithstanding anything to the contrary in this Agreement, Executive shall not be entitled to any payments or benefits under Section 6 of this Agreement unless and until Executive executes an unconditional release of any claims against the Employer and their affiliates, including their officers, directors, successors and assigns, releasing said persons from any and all claims, rights, demands, causes of action, suits, arbitrations or grievances relating to the employment relationship other than claims for benefits under tax-qualified plans or other benefit plans in which Executive is vested, claims for benefits required by applicable law or claims with respect to obligations set forth in this Agreement that survive the termination of this Agreement.
11. REQUIRED REGULATORY PROVISIONS
     (a) Notwithstanding anything herein contained to the contrary, any payments to Executive by the Employer whether pursuant to this Agreement or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1828(k), and the regulations promulgated thereunder in 12 C.F.R. Part 359.
     (b) Notwithstanding anything else in this Agreement, Executive’s employment shall not be deemed to have been terminated unless and until Executive has a Separation from Service within the meaning of Code Section 409A. For purposes of this Agreement, a “Separation from Service” shall have occurred if the Employer and Executive reasonably anticipate that either no further services will be performed by Executive after the date of the termination (whether as an employee or as an independent contractor) or the level of further services performed will not exceed 49% of the average level of bona fide services in the thirty-six (36) months immediately preceding the termination. For all purposes hereunder, the definition of Separation from Service shall be interpreted consistent with Treasury Regulation Section 1.409A-1(h)(ii).
12. NO ATTACHMENT
     Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge,

or hypothecation, or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void, and of no effect.
13. ENTIRE AGREEMENT; MODIFICATION AND WAIVER
     (a) This Agreement contains the entire agreement of the parties relating to the subject matter hereof, and supersedes in its entirety any and all prior agreements, understandings or representations relating to the subject matter hereof, except that the parties acknowledge that this Agreement shall not affect any of the rights and obligations of the parties under any agreement or plan entered into with or by the Employer pursuant to which Executive may receive compensation or benefits except as set forth in Section 6(d) hereof.
     (b) This Agreement may not be modified or amended except by an instrument in writing signed by each of the parties hereto.
     (c) No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future as to any act other than that specifically waived.
14. SEVERABILITY
      If, for any reason, any provision of this Agreement, or any part of any provision, is held invalid, such invalidity shall not affect any other provision of this Agreement or any part of such provision not held so invalid, and each such other provision and part thereof shall to the full extent consistent with law continue in full force and effect.
15. HEADINGS FOR REFERENCE ONLY
      The headings of sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.
16. GOVERNING LAW
      This Agreement shall be governed by the laws of the State of Delaware, but only to the extent not superseded by federal law.
17. ARBITRATION
      Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by binding arbitration, as an alternative to civil litigation and without any trial by jury to resolve such claims, conducted by a single arbitrator who is certified by the American Arbitration Association and is, mutually acceptable to the Employer and Executive, sitting in a location selected by the Employer within fifty (50) miles from the main office of the Employer, in accordance with the rules of the American Arbitration Association’s National Rules for the Resolution of Employment Disputes then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction.
18. PAYMENT OF LEGAL FEES
     To the extent that such payment(s) may be made without triggering a penalty under Code Section 409A, all reasonable legal fees paid or incurred by Executive pursuant to any dispute or question of interpretation relating to this Agreement shall be paid or reimbursed by the Employer, provided that (i) the dispute or interpretation has been settled by Executive and the Employer or resolved in Executive’s favor, (ii) Executive has provided prior written notice to the Employer of his intention to retain counsel and the name of counsel, and (iii) such reimbursement shall occur as soon as practicable but no later than sixty (60) days after the end of the year in which the dispute is settled or resolved in Executive’s favor.
19. INDEMNIFICATION
     (a) Indemnification. The Employer agrees to indemnify Executive (and his heirs, executors, and administrators), and to advance expenses related to this indemnification, to the fullest extent permitted under applicable law and regulations against any and all expenses and liabilities that Executive reasonably incurs in connection with or arising out of any action, suit, or proceeding in which he may be involved by reason of his service as a director or officer of the Employer or any other affiliates (whether or not he continues to be a director or officer at the time of incurring any such expenses or liabilities). Covered expenses and liabilities include, but are not limited to, judgments, court costs, and attorneys’ fees, and the costs of reasonable settlements approved by the Board, if the action is brought against Executive in his capacity as an officer or director of the Employer. Indemnification for expenses will not extend to matters related to Executive’s termination for Cause. Notwithstanding anything in this Section 19 to the contrary, the Employer will not be required to provide indemnification prohibited by applicable law or regulation. The obligations of this Section 19 will survive the term of this Agreement for a period of six (6) years.
     (b) Insurance. During the period for which the Employer must indemnify Executive, the Employer will provide Executive with coverage under a directors’ and officers’ liability policy at the Employer’s expense, that is at least equivalent to the coverage provided to directors and senior executives of the Employer.
20. SUCCESSORS AND ASSIGNS
     The Employer shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Employer, expressly and unconditionally to assume and agree to perform the Employer’s obligations under this Agreement, in the same manner and to the same extent that the Employer would be required to perform if no such succession or assignment had taken place.

SIGNATURES
     IN WITNESS WHEREOF, the Employer has caused this Agreement to be executed by its duly authorized officers, and Executive has signed this Agreement, on this 20th day of November, 2008.

ATTEST:	LEGACY BANCORP, INC.

/s/ Kimberly A. Mathews	By:	/s/ J. Williar Dunlaevy J. Williar Dunlaevy, Chairman & CEO

ATTEST:	LEGACY BANKS

/s/ Kimberly A. Mathews	By:	/s/ J. Williar Dunlaevy J. Williar Dunlaevy, Chairman & CEO

WITNESS:	EXECUTIVE

/s/ Kimberly A. Mathews	By:	/s/ Steven F. Pierce Steven F. Pierce